Exhibit 99(a)(17)

HSBC Investor Funds

Amendment to Amended and Restated Declaration of Trust

RESOLVED, that pursuant to Section 5.12 of the Declaration of Trust of HSBC Investor Funds, a Massachusetts business trust (the “Trust”), dated April 22, 1987, as amended and restated July 1, 1987 (the “Declaration”); the names of certain of the Trust’s series are redesignated as follows:

Former Name	Redesignated Name

HSBC Investor LifeLine Aggressive Growth Strategy Fund	Aggressive Strategy Fund

HSBC Investor LifeLine Growth Strategy Fund	Balanced Strategy Fund

HSBC Investor LifeLine Moderate Growth Strategy Fund	Moderate Strategy Fund

HSBC Investor LifeLine Conservative Growth Strategy Fund	Conservative Strategy Fund

HSBC Investor Cash Management Fund	HSBC Investor U.S. Treasury Obligations Money Market Fund

RESOLVED, that pursuant to Section 5.12 of the Declaration of Trust of HSBC Investor Funds, a Massachusetts business trust (the “Trust”), dated April 22, 1987, as amended and restated July 1, 1987 (the “Declaration”); the HSBC Investor Climate Change Fund is no longer a series of the Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of 10th day of May, 2010. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees

Signature

/s/ Marcia L. Beck	/s/ Susan S. Huang

Marcia L. Beck	Susan S. Huang

/s/ Alan S. Parsow	/s/ Thomas F. Robards

Alan S. Parsow	Thomas F. Robards

/s/ Larry M. Robbins	/s/ Michael Seely

Larry M. Robbins	Michael Seely